Exhibit 99.1

New Release

FOR IMMEDIATE RELEASE	Contact:	Kos Pharmaceuticals, Inc. Constance Bienfait Executive Director Corporate Communications (305) 523-3658

KOS REPORTS 85% INCREASE IN SECOND QUARTER REVENUE AND
168% INCREASE IN EARNINGS PER SHARE

Financial Highlights

•	Second quarter revenue almost doubled to $120.3 million

•	Second quarter net income grew 245% to $38.5 million or $0.83 per share

•	Generated $69.4 million in cash from operations in the second quarter, resulting in a cash and marketable securities balance of $145.7 million at quarter end

•	Increasing 2004 full year EPS expectation to between $2.60 - $2.65 per share

Other Quarter Events

•	Total prescriptions for Kos’ cholesterol franchise grew 24%, almost double the rate of the overall cholesterol market

•	Results of ANTHEM study presented at ADA

•	Trademark infringement dispute resolved with Andrx, resulting in a $6 million settlement payment to Kos

•	Fifth patent issued for Kos’ cholesterol franchise

•	Court revises projected trial date for ongoing litigation with Barr to September 2005

     MIAMI, FL, August 5, 2004 – Kos Pharmaceuticals, Inc. (Nasdaq: KOSP) today announced financial results for the second quarter and six months ended June 30, 2004.

     For the second quarter of 2004, revenue increased 85% to a record $120.3 million, up from $64.9 million for the second quarter of 2003. The significant increase principally reflected strong revenue growth of Kos’ highly differentiated cholesterol products, Niaspan® and Advicor®, which not only lower LDL-C (“bad” cholesterol) but also raise HDL-C (“good” chole sterol), and the initial quarter of revenue from the newly purchased asthma product, Azmacort®. Revenue for the six months ended June 30, 2004, increased 61% to $214.5 million from $133.1 million in the comparable 2003 period.

     Net income for the second quarter of 2004 grew 245% to $38.5 million, or $0.83 per fully diluted share compared with net income and EPS of $11.2 million and $0.31, respectively, in the comparable quarter in 2003. This dramatic improvement in profitability was attributable to robust revenue growth, excellent control of operating expenses and a one-time payment of $6 million from Andrx Laboratories, Inc. resulting from the re solution of a trademark infringement lawsuit, in which Andrx also agreed to remove and replace its Altocor trademark. For the first half of 2004, net income increased 95% to $46.5 million, or $1.00 per share, compared with $23.8 million, or $0.66 per share, in the first six months of 2003.

     During the quarter, the Company generated $69.4 million in cash from operations, which, in addition to the settlement from Andrx, included a $2.5-million milestone payment from Merck KGaA upon receiving final marketing authorization for Niaspan in Germany. As of June 30, 2004, the Company had $145.7 million in cash and marketable securities.

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Kos Pharmaceuticals, Inc.	2

     Sales of Niaspan grew 49% from the second quarter of 2003 and accounted for $74.7 million of revenue for the second quarter of 2004, while Advicor accounted for $25.9 million of revenue, a 77% increase from the second quarter of 2003. Azmacort sales were $19.2 million for the quarter. Total prescriptions during the second quarter of 2004 for the combined Niaspan and Advicor franchise grew 24% from the comparable period in 2003, or nearly twice as fast as the overall cholesterol market. Franchise market share for new prescriptions increased to a record 3.7%, while market share for total prescriptions was 3.3%.

     “Kos’ financial results for the second quarter are a manifestation of the strong leverage we continue to generate from our fully-integrated business model,” said Adrian Adams, President and Chief Executive Officer. “The operating performance, excluding the one time event, resulted in a dramatic improvement in operating margins to 29% for the second quarter and contributed to cash flow from operations of $69.4 mill ion for this quarter alone. These outstanding financial results give Kos the ancillary fuel for additional important strategic business development opportunities, while progressing the pipeline.”

     In addition to the excellent financial results, the Company achieved several other milestones. On the research and development front, the results of the Kos-sponsored ANTHEM study were presented at the 64th Annual Scientific Sessions of the American Diabetes Association, in which the superior effectiveness of Advicor (1000/40mg and 1500/40mg doses) versus fenofibrate (200 mg) on several blood lipid levels in patients with type 2 diabetes was demonstrated. During the quarter, Kos was also issued a fifth patent covering the Niaspan franchise by the U.S. Patent and Trademark Office. On the legal front, the Company successfully resolved its trademark infringement lawsuit with Andrx. Additionally, Kos’ recently filed lawsuit against Barr Laboratories, Inc. in connection with Kos’ fourth patent was consolidated into the ongoing patent infringement lawsuit against Barr resulting in the court establishing a revised trial sch edule, with the new trial date now projected to commence in September 2005.

     Finally, just this week, the Company re-launched Azmacort, fulfilling Kos’ original strategic premise of becoming the fastest growing specialty pharmaceutical company participating in the large and rapidly growing cardiovascular and respiratory markets. Not only is Azmacort the first commercial product for Kos’ respiratory franchise, but it also leverages its existing inhalation research and development work and in tellectual property to develop additional products.

     As a result of the Company’s strong financial performance, the Company is increasing its EPS expectation for full year 2004 to $2.60 - $2.65 per fully diluted share. As a result of increased operating expenses attributable principally to the re-launch of Azmacort, Kos expects to earn approximately $0.75 per fully diluted share, in the third quarter. For the full year, Kos expects to grow revenue in excess of 60% from 2003 to a bout $480 million.

     Following the release, Kos’ senior management will host a conference call today at 11:00 a.m. ET to discuss the Company’s quarterly results. The conference call will be available live via the Internet by accessing Kos’ website at www.kospharm.com. Please go to the website at least fifteen minutes prior to the call to register, download and install any necessary audio software. For those who cannot access the webcast, you can participate via telephone by calling 719-867-0720, confirmation code 268958. A replay will also be available on the website at www.kospharm.com or by calling 719-457-0820 domestic or international, and entering 268958 from 1:00 PM ET today until 12:00 AM ET on Saturday, August 7, 2004. You will find the financial information to be discussed during the conference call on Kos’ website in the Investor Relations section.

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Kos Pharmaceuticals, Inc.	3

     Kos Pharmaceuticals, Inc. is a fully integrated specialty pharmaceutical company engaged in developing, commercializing, manufacturing and marketing proprietary prescription products for the treatment of chronic diseases. The Company’s principal product development strategy is to reformulate existing pharmaceutical products with large market potential to improve safety, efficacy, or patient compliance. The Company currently markets Niaspan and Advicor for the treatment of cholesterol disorders, and Azmacort for the treatment of asthma. Kos is developing additional products, has proprietary drug delivery technologies in solid-dose and aerosol metered-dose inhalation administration and is pursuing certain strategic business development and licensing opportunities.

     Certain statements in this press release, including statements regarding the ability to continue to leverage its fully integrated business model, to continue to grow sales of Niaspan and Advicor, ability to successfully re-launch Azmacort and develop additional respiratory products, ability to market products in Europe, the superior effectiveness of Advicor, ability to succeed with additional important strategic business development opportunities, ability to progress the pipeline, increased expectations regarding revenue in future periods, increased expectations regarding earnings per share, and ability to continue to generate cash from operations are forward-looking and are subject to risks and uncertainties. These risks and uncertainties include the expected continued growth in sales of the Niaspan, Advicor and Azmacort products, the Company’s ability to attract and retain sales professionals, the Company’s ability to grow revenue and control expenses, the Company’s ability to meet the conditions necessary to obtain funding under its funding arrangements, the protection afforded by the Company’s patents, the Company’s ability to build awareness for Niaspan, Advicor and Azmacort within the medical community, the continuing growth of the cardiovascular and respiratory markets, the Company’s ability to maintain its compliance with FDA regulations and standards without adversely affecting the Company’s manufacturing capability or ability to meet its production requirements or profit margins, the effect of conditions in the pharmaceutical industry and the economy in general, as well as certain other risks. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Information: Certain Cautionary Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission, and in other reports already filed with the SEC.

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Kos Pharmaceuticals, Inc. and Subsidiaries

SELECTED FINANCIAL INFORMATION

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2004		2003		2004		2003
	(unaudited)				(unaudited)
Condensed Consolidated Statement of Operations (in thousands, except per share data)
Revenues	$120,250		$64,851		$214,518		$133,126	(V)
Cost of Sales	10,187		4,468		16,941		8,710

	110,063		60,383		197,577		124,416

Operating Expenses:
Research and development	19,523		11,838		73,440	(III)	23,464
Selling, general and administrative	53,864		35,832		109,040		74,810

Total operating expenses	73,387	(I)	47,670		182,480	(I)	98,274

Income from Operations	36,676		12,713		15,097		26,142
Interest and Other (Income)/Expense	(3,900	)(I)	929		(4,276	)(I)	1,708
Provision for/(Benefit from) Income Taxes	2,075		628		(27,175	)(IV)	628

Net Income	$38,501		$11,156		$46,548		$23,806

Net Income per share:
Basic	$1.03		$0.53		$1.25		$1.14
Diluted	0.83	(II)	0.31	(II)	1.00	(II)	0.66	(II)
Shares Used in Computing Net Income per Share
Basic	37,328		21,022		37,129		20,913
Diluted	46,975		39,304		47,384		38,961

			June 30,		December 31,
			2004		2003
			(unaudited)
Condensed Consolidated Balance Sheet (in thousands)
Cash and Cash Equivalents			$145,743	(VI)	$259,958	(VI)
Accounts Receivable, net			43,729		39,559
Deferred Tax Asset, current			30,552		—
Other Current Assets			17,497		16,529
Fixed Assets, net of depreciation			16,806		17,841
Deferred Tax Asset, non-current			12,869		—
Intangible Assets			155,848	(VII)	—
Other Assets			6,201		3,727

Total assets			$429,245		$337,614

Current Liabilities			$118,949		$67,987
Long-term Debt			—		30,000
Shareholders’ Equity			310,296		239,627

Total liabilities and shareholders’ equity			$429,245		$337,614

Notes:

(I)	Includes the effect of the $6 million settlement received from Andrx, of which $2 million was recorded as reimbursement of operating expenses and $4 million as other income.

(II)	Calculation of fully diluted EPS reflects net income excluding $303,333 and $858,665 in interest expense for quarters ended June 30, 2004 and 2003, respectively, and $606,667 and $1,715,217 for the six months ended June 30, 2004 and 2003, respectively, associated with the Company’s convertible credit facilities.

(III)	Includes the effect of a one-time, $38 million in-process R&D write-off associated with the acquisition of the Azmacort product.

(IV)	Includes a one-time, $15.8 million tax benefit associated with the reversal of of the Company’s deferred tax asset valuation allowance, and a one-time, $14.4 million deferred tax benefit associated with the Azmacort acquisition.

(V)	Includes the effect of a one-time, $11 million revenue benefit resulting from a change in accounting estimate.

(VI)	Includes $17.8 million of cash pledged as collateral under the Company’s letters of credit facility.

(VII)	Includes a preliminary estimate of intangible assets acquired through the Azmacort transaction.